Exhibit 3.1
Form 8-K
Immunotechnology Corporation
File No. 0-24641

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                         OF IMMUNOTECHNOLOGY CORPORATION

     The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: That at a meeting of the Board of Directors of Immunotechnology Corporation resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fifth" so that, as amended, said Article shall be and read as follows:

                                    Amendment

               FIFTH. CAPITAL STOCK. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is ONE HUNDRED TEN MILLION (110,000,000), of which ONE HUNDRED MILLION (100,000,000) shares having a par value of $.00001 per share shall be of a class designated "Common Stock" and TEN MILLION (10,000,000) shares having a par value of $.00001 per share shall be of a class designated "Preferred Stock." All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:

     I. PREFERRED STOCK.

          (a) Issuance in Series. Shares of Preferred Stock may be issued in one or more series at such time or times as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

          (b) Authority of Board for Issuance. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of



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     the  shares  of  such  series,  and  the  qualifications,   limitations  or
     restrictions thereof, including the following:

               (1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

               (2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

               (3) Whether the shares of that series shall be redeemable at the option of the Corporation or at the option of the holder of shares of that series and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and different redemption dates;

               (4) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, terms and amounts payable into such sinking fund;

               (5) The rights to which the holders of the shares or series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding up the Corporation, relative rights of priority; if any, of the shares of that series;

               (6) Whether the shares of that series shall be converted into or exchangeable for shares of stock of any class other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange, including the terms of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or such other event;

               (7) Whether the issuance of any additional shares or series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences and rights of any such other series;

               (8) Any other preferences, privileges and powers relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Corporation's Charter as from time to time amended, and to the full extent hereinafter as permitted by the laws of Delaware.

          (c) Dividends. Payment of dividends shall be as follows:

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               (1) The holders of Preferred Stock of each series take preference to the holders of Common Stock, shall be entitled to receive, as and when declared by the Board of Directors funds legally available therefor, all dividends, at the rate of such series fixed in accordance with the provisions of Article FIFTH and no more;

               (2) Dividends may be paid upon, or declared or set for, any series of Preferred Stock in preference to the holder of any other series of Preferred Stock in the manner determined by the resolutions of the Board of Directors authorizing and creating such series;

               (3)  So  long  as  any  shares  of   Preferred   Stock  shall  be
          outstanding, in no event shall any dividend, whether in cash, in property, be paid or declared nor shall any distribution be made, on the Common Stock, nor shall any shares of Common be purchased, redeemed or otherwise acquired for value Corporation, unless all dividends on all cumulative Preferred Stock with respect to all past dividend periods, and unless all dividends on all series of Preferred Stock for the then current dividend period shall have been paid or declared, and provided for, and unless the Corporation shall not be in default with respect to any of its obligations with respect to any sinking fund for any series of Preferred Stock. The foregoing provisions of this subparagraph (3) shall not, however, apply to any dividend payable in Common Stock;

               (4) No dividend shall be deemed to have accrued on any share of Preferred Stock of any series with respect to any period prior to the date of the original issue of such share or the dividend payment date immediately preceding or following such date of original issue, as may be provided in the resolutions of the Board of Directors creating such series. Preferred Stock shall not be entitled to participate in any dividends declared and paid on Common Stock, whether payable in cash, stock or otherwise. Accruals of dividends shall not pay interest.

          (d) Dissolution or Liquidation. In the event of any voluntary or involuntary liquidation, dissolution of assets or winding-up of the Corporation, the holders of the shares of each series of Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation, but only in accordance with the preferences, if any, provided for such series, before any distribution or payment shall be made to the holders of Common Stock, the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holder of each such share in such voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, as the case may be. If such payment shall have been made in full to the holders of all outstanding Preferred Stock of all series, or duly provided for, the remaining assets of the Corporation shall be available for distribution among the holders of Common Stock as provided in this Article FIFTH. If upon any such liquidation, dissolution, distribution of assets or winding-up, the net assets of the Corporation available for distribution among the holders of any one or more series of Preferred Stock which (i) are entitled to a preference over the holders of Common Stock upon such liquidation, dissolution, distribution of assets or winding-up, and (ii) rank equally in connection therewith, shall be insufficient to make payment for the preferential amount to which the holders of such shares shall be entitled, then such assets shall be distributed among the holders of each such series of Preferred Stock ratably according to the respective amounts to which they would be entitled

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     in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Neither the consolidation nor merger of the Corporation, nor the sale, lease or conveyance (whether for cash, securities or other property) of all, substantially all or any part of its assets, shall be deemed a liquidation, dissolution, distribution of assets or winding-up of the Corporation within the meaning of this provision.

          (e) Voting Rights. Except to the extent otherwise required by law or provided in the resolution of the Board of Directors adopted pursuant to authority granted in this Article FIFTH, the shares of Preferred Stock shall have no voting power with respect to any matter whatsoever. The Board of Directors may determine whether the shares of any series shall have limited, contingent, full or no voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of such stock.

     II. COMMON STOCK.

          (a) Issuance. The Common Stock may be issued from time to time in one or more classes or series in any manner permitted by law, as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. Each class or series shall be appropriately designated, prior to issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each class or series of Common Stock shall be alike in every particular and shall be of equal rank and have the same power, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, if any.

          (b) Voting Powers. The Common Stock may have such voting powers (full, limited, contingent or no voting powers), such designations, preferences and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. Unless otherwise resolved by the Board of Directors, each Common Stock share shall be of the same class, without any designation, preference or relative, participating, optional or other special rights, and subject to no qualification, limitation or restriction, and share of Common Stock shall have one vote in respect of all matters voted upon by the shareholders.

          (c) Dividends. After the requirements with respect to preferential dividends, if any, on Preferred Stock, and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any series of Preferred Stock, then and not otherwise, the holders of Common Stock shall receive, ro the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

          (d) Dissolution or Liquidation. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to

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     shareholders  ratably in proportion to the number of shares of Common Stock respectively held by them.

     III. GENERAL MATTERS.

          (a) Fully Paid and Non-assessable. Any and all shares of Common or Preferred Stock issued by the Corporation for which the full consideration as fixed in accordance with Article FIFTH of this Charter has been paid or delivered, shall be deemed fully paid and non-assessable shares.

          (b) Amendment of Shareholder Rights. So long as no shares of any class or series established by resolution of the Board of Directors have been issued, the voting rights, designations, preferences and relative, optional, participating or other rights of these shares may be amended by resolution of the Board of Directors.

          (c) Status of Certain Shares. Shares of Preferred or Common Stock which have redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been reacquired in any other manner, shall have the status of authorized and unissued Common and Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series.

          (d) Denial of Preemptive Rights. No holder of any shares of the Corporation shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into or exchangeable for stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money, or by way of dividend.

          (e) Partial Liquidation. The Board of Directors may from time to time distribute to shareholders in partial liquidation, out of stated capital or capital surplus, a portion of the Corporation's assets, in cash or property, subject to any limitations set forth in the General Corporation Law of Delaware. Any such partial liquidation may be made without the vote or approval of shareholders. The Corporation may also from time to time redeem its Common or Preferred Stock, in accordance with law, without the vote or approval of its shareholders.

     IV REVERSE STOCK SPLIT. At the effective time of the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.00001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-tenth (1/10) of a share of Common Stock, par value $0.00001 per share (the "New Common Stock"), of the Corporation. any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by

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one-tenth  (1/10).  No fractional  shares of New Common Stock of the Corporation shall be issued. All fractional shares shall be rounded up to the next nearest whole number. Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive one additional whole shares of the Corporation's common stock

                                End of Amendment

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of said corporation in lieu of a meeting of stockholders was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware and the necessary number of shares as required by statute were voted in favor of the amendments pursuant to such written consents.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of March, 2005



                                    By:   /s/ Mark Scharman
                                          Mark A. Scharmann, President


















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